Exhibit 99.1

JAMES RIVER ANNOUNCES THIRD QUARTER
2018 RESULTS

▪
Third Quarter 2018 Net Income of $19.6 million -- $0.64 per diluted share, an 89% increase over the third quarter of 2017, and Adjusted Net Operating Income of $19.4 million -- $0.64 per diluted share, an 81% increase over the third quarter of 2017

▪	Year-to-date annualized Adjusted Net Operating Return on Average Tangible Equity of 15.1%

▪	Combined ratio of 96.0%, an improvement of 3.3 percentage points over the prior year quarter

▪	Net Investment Income of $16.4 million, an increase of 10%, or $1.5 million, over the prior year quarter

Pembroke, Bermuda, November 7, 2018 - James River Group Holdings, Ltd. ("James River" or the "Company") (NASDAQ: JRVR) today reported third quarter 2018 net income of $19.6 million ($0.64 per diluted share), compared to $10.4 million ($0.34 per diluted share) for the third quarter of 2017. Adjusted net operating income for the third quarter of 2018 was $19.4 million ($0.64 per diluted share), compared to $10.7 million ($0.36 per diluted share) for the same period in 2017.

Earnings Per Diluted Share	Three Months Ended September 30,
	2018	2017

Net Income [1]	$0.64	$0.34
Adjusted Net Operating Income [2]	$0.64	$0.36

1 2018 results include unrealized losses on equity securities and related taxes.
2 See "Reconciliation of Non-GAAP Measures" below.
Robert P. Myron, the Company’s Chief Executive Officer, commented, “I am very pleased with our results this quarter, and year to date we have generated a 15.1% annualized Adjusted Net Operating Return on Average Tangible Equity. This quarter, underwriting income was up significantly across all three segments and investment income also grew nicely.
Our two U.S. primary segments grew written and earned premium, while we continued to selectively scale back our casualty reinsurance book, staying focused on attractive pockets of opportunity. We were again able to achieve rate increases on our core E&S renewals, which were up 2% in the quarter year over year.

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Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda
Mailing address ● P.O. Box 1502, Hamilton HM FX, Bermuda
Tel 441.278.4580 ● Fax 441.278.4588

JRVR Announces Third Quarter Results

November 7, 2018

During the quarter we adjusted incurred but not reported loss reserves in both the current year and the 2016 year in our commercial auto division due to the relative performance of these accident years.”

Third Quarter 2018 Operating Results

•	Gross written premium of $280.0 million, consisting of the following:

	Three Months Ended September 30,
($ in thousands)	2018	2017	% Change
Excess and Surplus Lines	$157,237	$140,425	12%
Specialty Admitted Insurance	98,607	84,838	16%
Casualty Reinsurance	24,125	113,088	-79%
	$279,969	$338,351	-17%

•	Net written premium of $173.4 million, consisting of the following:

	Three Months Ended September 30,
($ in thousands)	2018	2017	% Change
Excess and Surplus Lines	$135,141	$125,188	8%
Specialty Admitted Insurance	14,022	18,503	-24%
Casualty Reinsurance	24,278	113,073	-79%
	$173,441	$256,764	-32%

•	Net earned premium of $204.7 million, consisting of the following:

	Three Months Ended September 30,
($ in thousands)	2018	2017	% Change
Excess and Surplus Lines	$141,529	$123,606	15%
Specialty Admitted Insurance	13,898	19,324	-28%
Casualty Reinsurance	49,263	59,186	-17%
	$204,690	$202,116	1%

•
The Excess and Surplus Lines segment grew due to increases in its Commercial Auto division amid a rate increase on the March 1, 2018 renewal of the Company's largest contract, as well as 7% growth in core (non-commercial auto) lines gross written premium, as seven out of twelve underwriting divisions grew;

•
The Specialty Admitted Insurance segment gross written premium increased due to growth in individual risk Workers’ Compensation and fronting gross written premium, while net written premium and net earned premium decreased as a result of the October 1, 2017 inception of a third party 50% quota share reinsurance agreement on its individual risk Workers' Compensation line;

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JRVR Announces Third Quarter Results

November 7, 2018

•
Gross written premium and net written premium in the Casualty Reinsurance segment decreased from that of the prior year quarter, as did net earned premium to a lesser degree.  The reduction included a shift in the renewal date of $49.5 million in premium from the third to the fourth quarter of 2018.  The balance of the reduction in gross written premium in this segment was in line with our expectations and is consistent with our planned reductions for the segment.  The Company expects gross and net written premium in this segment to decrease meaningfully for the full year 2018, but its net earned premium will lag given the earning patterns of the business, which generally extend to 24 months, and in some cases, beyond;

•
There was unfavorable reserve development of $12.2 million compared to favorable reserve development of $7.6 million in the prior year quarter (representing a 6.0 percentage point increase and 3.7 percentage point decrease to the Company’s loss ratio in each period, respectively);

•	Pre-tax (unfavorable) favorable reserve development by segment was as follows:

	Three Months Ended September 30,
($ in thousands)	2018	2017
Excess and Surplus Lines	$(10,401)	$5,108
Specialty Admitted Insurance	833	3,037
Casualty Reinsurance	(2,651)	(581)
	$(12,219)	$7,564

•
The unfavorable reserve development in the quarter was largely a result of $10.4 million of adverse development in the Excess and Surplus Lines segment, driven by the 2016 accident year in our commercial auto division. The unfavorable reserve development in the Casualty Reinsurance segment largely related to treaties the Company no longer writes;

•
Group accident year loss ratio of 67.5% was down from 78.2% in the prior year quarter. Accident year loss ratios were down across all segments this quarter. The principal drivers of this decrease were an adjustment to lower the current year loss pick in our commercial auto division, along with a lack of catastrophe losses in the current quarter, as the Company's results in the third quarter of 2017 included $10 million of pre-tax net losses from Hurricanes Harvey, Irma and Maria. The return to normalized loss emergence in the Specialty Admitted segment and a continued shift in business mix in the Casualty Reinsurance segment also caused the current accident year loss ratio to decrease;

•	Group combined ratio of 96.0% improved from 99.3% in the prior year quarter;

•	Group expense ratio of 22.5% improved from 24.9% in the prior year quarter, driven by continued growth in lines of business which carry relatively low net expenses;

•	Gross fee income by segment was as follows:

	Three Months Ended September 30,
($ in thousands)	2018	2017	% Change
Excess and Surplus Lines	$2,998	$3,946	(24)%
Specialty Admitted Insurance	3,815	3,097	23%
	$6,813	$7,043	(3)%

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JRVR Announces Third Quarter Results

November 7, 2018

Fee income in the Excess & Surplus Lines segment decreased from its level in the prior year quarter as a portion of the segment’s fee for services revenue is now recorded as gross written premium. Fee income in the Specialty Admitted Insurance segment increased as a result of the continued growth of its fronting business;

•	Net investment income of $16.4 million, an increase of 10% from the prior year quarter. Further details can be found in the "Investment Results" section below.

Investment Results
Net investment income for the third quarter of 2018 was $16.4 million, which compares to $14.9 million for the same period in 2017. The increase was driven by improved book yields in the fixed maturity and bank loan portfolios due to higher market interest rates as well as an increased portfolio size.
The Company’s net investment income consisted of the following:

	Three Months Ended September 30,
($ in thousands)	2018	2017	% Change
Renewable Energy Investments	$329	$1,516	(78)%
Other Private Investments	1,402	800	75%
All Other Net Investment Income	14,679	12,564	17%
Total Net Investment Income	$16,410	$14,880	10%
The Company’s annualized gross investment yield on average fixed maturity, bank loan and equity securities for the three months ended September 30, 2018 was 4.1% (versus 4.3% for the three months ended June 30, 2018 and 4.1% for the three months ended September 30, 2017) and the average duration of the fixed maturity and bank loan portfolio was 3.6 years at September 30, 2018 (versus 3.4 years at June 30, 2018 and September 30, 2017). Renewable energy and other private investments produced an annualized return of 9.0% for the three months ended September 30, 2018 (14.1% for the three months ended September 30, 2017). These portfolios are concentrated and the renewable energy portion in particular can be heavily influenced by portfolio sales and valuation factors, including long term interest rates.
Taxes
Generally the Company's effective tax rate fluctuates from period to period based on the relative mix of income reported by country and the respective tax rates imposed by each tax jurisdiction. The tax rate for the three months ended September 30, 2018 and September 30, 2017 was 11.5% and 23.8%, respectively.

Tangible Equity
Tangible equity before dividends increased 6.4% from $474.5 million at December 31, 2017 to $504.9 million at September 30, 2018, due to $52.2 million of net income and $7.2 million of option exercise activity and stock compensation. These items were partially offset by $29.5 million of after tax unrealized losses in the Company's fixed income investment portfolio resulting from increased market interest rates.

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JRVR Announces Third Quarter Results

November 7, 2018

September 30, 2018 tangible equity after dividends of $477.7 million increased 0.7% from $474.5 million at December 31, 2017 and increased 1.8% from $469.4 million at June 30, 2018. Tangible equity per common share was $15.95 at September 30, 2018, net of $0.90 of dividends per share the Company paid during the first nine months of 2018. The year-to-date annualized adjusted net operating income return on average tangible equity was 15.1%, which compares to 11.8% for the same period in 2017.
Capital Management
The Company announced that its Board of Directors declared a cash dividend of $0.30 per common share. This dividend is payable on Friday, December 28, 2018 to all shareholders of record on Friday, December 14, 2018.
Conference Call
James River Group Holdings, Ltd. will hold a conference call to discuss its third quarter results tomorrow, November 8, 2018, at 8:00 a.m. Eastern Time. Investors may access the conference call by dialing (877) 930-8055, Conference ID# 2288525, or via the internet by going to www.jrgh.net and clicking on the “Investor Relations” link. Please visit the website at least 15 minutes early to register and download any necessary audio software. A replay of the call will be available until 11:00 a.m. (Eastern Time) on December 8, 2018 and can be accessed by dialing (855) 859-2056 or by visiting the company website.
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, intend, project, anticipate, plan, estimate, guidance or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the inherent uncertainty of estimating reserves and the possibility that incurred losses may be greater than our loss and loss adjustment expense reserves; inaccurate estimates and judgments in our risk management may expose us to greater risks than intended; the potential loss of key members of our management team or key employees and our ability to attract and retain personnel; adverse economic factors resulting in the sale of fewer policies than expected or an increase in the frequency or severity of claims, or both; a decline in our financial strength rating resulting in a reduction of new or renewal business; reliance on a select group of brokers and agents for a significant portion of our business and the impact of our potential failure to maintain such relationships; reliance on a select group of customers for a significant portion of our business and the impact of our potential failure to maintain such relationships; changes in laws or government regulation, including tax or insurance law and regulations; the recently enacted Public Law No. 115-97, informally titled the Tax Cuts and Jobs Act, may have a significant effect on us including, among other things, by potentially increasing our tax rate, as well as on our shareholders; in the event we do not qualify for the insurance company exception to the passive foreign investment company (“PFIC”) rules and are therefore considered a PFIC, there could be material adverse tax consequences to an investor that is subject to U.S. federal income taxation; the Company or any of its foreign subsidiaries becoming subject to U.S. federal

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JRVR Announces Third Quarter Results

November 7, 2018

income taxation; a failure of any of the loss limitations or exclusions we utilize to shield us from unanticipated financial losses or legal exposures, or other liabilities; losses from catastrophic events which substantially exceed our expectations and/or exceed the amount of reinsurance we have purchased to protect us from such events; potential effects on our business of emerging claim and coverage issues; exposure to credit risk, interest rate risk and other market risk in our investment portfolio; our ability to obtain reinsurance coverage at prices and on terms that allow us to transfer risk and adequately protect our company against financial loss; losses resulting from reinsurance counterparties failing to pay us on reinsurance claims or insurance companies with whom we have a fronting arrangement failing to pay us for claims; the potential impact of internal or external fraud, operational errors, systems malfunctions or cyber security incidents; our ability to manage our growth effectively; inadequacy of premiums we charge to compensate us for our losses incurred; failure to maintain effective internal controls in accordance with Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”); and changes in our financial condition, regulations or other factors that may restrict our subsidiaries’ ability to pay us dividends. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those in the forward-looking statements, is contained in our filings with the U.S. Securities and Exchange Commission ("SEC"), including our Annual Report on Form 10-K filed with the SEC on March 1, 2018. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
Non-GAAP Financial Measures
In presenting James River Group Holdings, Ltd.’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (“GAAP”). Such measures, including underwriting profit, adjusted net operating income, tangible equity, adjusted net operating return on average tangible equity (which is calculated as annualized adjusted net operating income divided by the average tangible equity for the trailing four quarters), and pre-dividend tangible equity per share, are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those measures determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included at the end of this press release.
About James River Group Holdings, Ltd.
James River Group Holdings, Ltd. is a Bermuda-based insurance holding company which owns and operates a group of specialty insurance and reinsurance companies. The Company operates in three specialty property-casualty insurance and reinsurance segments: Excess and Surplus Lines, Specialty Admitted Insurance and Casualty Reinsurance. Each of the Company’s regulated insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company.
Visit James River Group Holdings, Ltd. on the web at www.jrgh.net

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JRVR Announces Third Quarter Results

November 7, 2018

For more information contact:
Kevin Copeland
SVP Finance & Chief Investment Officer
Investor Relations
441-278-4573
InvestorRelations@jrgh.net

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JRVR Announces Third Quarter Results

November 7, 2018

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

	September 30, 2018	December 31, 2017
	($ in thousands, except for share data)
ASSETS
Invested assets:
Fixed maturity securities, available-for-sale	$1,154,488	$1,016,098
Fixed maturity securities, trading	—	3,808
Equity securities, at fair value	84,827	82,522
Bank loan participations, held-for-investment	262,779	238,214
Short-term investments	40,219	36,804
Other invested assets	76,973	70,208
Total invested assets	1,619,286	1,447,654

Cash and cash equivalents	184,417	163,495
Accrued investment income	10,554	8,381
Premiums receivable and agents’ balances	315,287	352,436
Reinsurance recoverable on unpaid losses	424,400	302,524
Reinsurance recoverable on paid losses	18,832	11,292
Deferred policy acquisition costs	57,474	72,365
Goodwill and intangible assets	219,718	220,165
Other assets	185,466	178,383
Total assets	$3,035,434	$2,756,695

LIABILITIES AND SHAREHOLDERS’ EQUITY
Reserve for losses and loss adjustment expenses	$1,569,761	$1,292,349
Unearned premiums	394,994	418,114
Senior debt	98,300	98,300
Junior subordinated debt	104,055	104,055
Accrued expenses	47,763	39,295
Other liabilities	123,153	109,883
Total liabilities	2,338,026	2,061,996

Total shareholders’ equity	697,408	694,699
Total liabilities and shareholders’ equity	$3,035,434	$2,756,695

Tangible equity (a)	$477,690	$474,534
Tangible equity per common share outstanding (a)	$15.95	$15.98
Total shareholders’ equity per common share outstanding	$23.29	$23.39
Common shares outstanding	29,950,120	29,696,682
Debt (b) to total capitalization ratio	22.5%	22.6%
(a) See “Reconciliation of Non-GAAP Measures”. (b) Includes senior debt and junior subordinated debt.

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JRVR Announces Third Quarter Results

November 7, 2018

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Income Statement Data
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	($ in thousands, except for share data)
REVENUES
Gross written premiums	$279,969	$338,351	$871,463	$844,005
Net written premiums	173,441	256,764	573,025	622,498

Net earned premiums	204,690	202,116	613,842	540,880
Net investment income	16,410	14,880	45,801	45,327
Net realized and unrealized gains (losses) on investments (a)	467	(171)	(407)	1,183
Other income	3,125	4,041	11,841	12,272
Total revenues	224,692	220,866	671,077	599,662

EXPENSES
Losses and loss adjustment expenses	150,387	150,445	448,754	386,898
Other operating expenses	49,180	54,260	155,714	156,189
Other expenses	(131)	119	(34)	351
Interest expense	2,991	2,304	8,459	6,651
Amortization of intangible assets	149	149	447	447
Total expenses	202,576	207,277	613,340	550,536
Income before taxes	22,116	13,589	57,737	49,126
Income tax expense	2,535	3,238	5,539	5,784
NET INCOME	$19,581	$10,351	$52,198	$43,342
ADJUSTED NET OPERATING INCOME (b)	$19,402	$10,731	$53,540	$43,314

EARNINGS PER SHARE
Basic	$0.65	$0.35	$1.75	$1.47
Diluted	$0.64	$0.34	$1.72	$1.43

ADJUSTED NET OPERATING INCOME PER SHARE
Basic	$0.65	$0.36	$1.79	$1.47
Diluted	$0.64	$0.36	$1.77	$1.43

Weighted-average common shares outstanding:
Basic	29,935,216	29,524,243	29,861,467	29,407,762
Diluted	30,380,145	30,220,077	30,290,183	30,285,733
Cash dividends declared per common share	$0.30	$0.30	$0.90	$0.90

Ratios:
Loss ratio	73.5%	74.4%	73.1%	71.5%
Expense ratio (c)	22.5%	24.9%	23.5%	26.7%
Combined ratio	96.0%	99.3%	96.6%	98.2%
Accident year loss ratio	67.5%	78.2%	71.2%	73.2%
(a) 2018 includes net realized gains of $494,000 and net realized losses of $695,000 for the change in net unrealized gains on equity securities in the three and nine months ended September 30, 2018, respectively, in accordance with the Company's adoption of ASU 2016-01 effective January 1, 2018.

(b) See "Reconciliation of Non-GAAP Measures".
(c) Calculated with a numerator comprising other operating expenses less gross fee income of the Excess and Surplus Lines segment and a denominator of net earned premiums.

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JRVR Announces Third Quarter Results

November 7, 2018

James River Group Holdings, Ltd. and Subsidiaries
Segment Results

EXCESS AND SURPLUS LINES

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	% Change	2018	2017	% Change
	($ in thousands)
Gross written premiums	$157,237	$140,425	12.0%	$490,121	$387,424	26.5%
Net written premiums	$135,141	$125,188	8.0%	$432,307	$346,356	24.8%

Net earned premiums	$141,529	$123,606	14.5%	$410,627	$334,723	22.7%
Losses and loss adjustment expenses	(111,292)	(95,855)	16.1%	(321,518)	(248,944)	29.2%
Underwriting expenses	(18,935)	(17,805)	6.3%	(56,391)	(55,304)	2.0%
Underwriting profit (a), (b)	$11,302	$9,946	13.6%	$32,718	$30,475	7.4%

Ratios:
Loss ratio	78.6%	77.5%		78.3%	74.4%
Expense ratio	13.4%	14.5%		13.7%	16.5%
Combined ratio	92.0%	92.0%		92.0%	90.9%
Accident year loss ratio	71.3%	81.7%		76.1%	77.3%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results include fee income of $3.0 million and $3.9 million for the three months ended September 30, 2018 and 2017, respectively, and $11.5 million and $12.0 million for the respective nine month periods. These amounts are included in “Other income” in our Condensed Consolidated Income Statements.

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JRVR Announces Third Quarter Results

November 7, 2018

SPECIALTY ADMITTED INSURANCE

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	% Change	2018	2017	% Change
	($ in thousands)
Gross written premiums	$98,607	$84,838	16.2%	$283,108	$234,073	20.9%
Net written premiums	$14,022	$18,503	(24.2)%	$42,327	$53,462	(20.8)%

Net earned premiums	$13,898	$19,324	(28.1)%	$41,504	$53,337	(22.2)%
Losses and loss adjustment expenses	(8,246)	(12,506)	(34.1)%	(25,283)	(34,354)	(26.4)%
Underwriting expenses	(3,883)	(5,967)	(34.9)%	(11,841)	(16,737)	(29.3)%
Underwriting profit (a), (b)	$1,769	$851	107.9%	$4,380	$2,246	95.0%

Ratios:
Loss ratio	59.3%	64.7%		60.9%	64.4%
Expense ratio	28.0%	30.9%		28.5%	31.4%
Combined ratio	87.3%	95.6%		89.4%	95.8%
Accident year loss ratio	65.3%	80.4%		66.5%	68.4%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results include fee income of $3.8 million and $3.1 million for the three months ended September 30, 2018 and 2017, respectively, and $10.9 million and $7.8 million for the respective nine month periods.

CASUALTY REINSURANCE

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	% Change	2018	2017	% Change
	($ in thousands)
Gross written premiums	$24,125	$113,088	(78.7)%	$98,234	$222,508	(55.9)%
Net written premiums	$24,278	$113,073	(78.5)%	$98,391	$222,680	(55.8)%

Net earned premiums	$49,263	$59,186	(16.8)%	$161,711	$152,820	5.8%
Losses and loss adjustment expenses	(30,849)	(42,084)	(26.7)%	(101,953)	(103,600)	(1.6)%
Underwriting expenses	(16,838)	(20,035)	(16.0)%	(54,709)	(53,083)	3.1%
Underwriting profit (loss) (a)	$1,576	$(2,933)	-	$5,049	$(3,863)	-

Ratios:
Loss ratio	62.6%	71.1%		63.0%	67.8%
Expense ratio	34.2%	33.9%		33.9%	34.7%
Combined ratio	96.8%	105.0%		96.9%	102.5%
Accident year loss ratio	57.2%	70.1%		60.0%	66.1%

(a) See "Reconciliation of Non-GAAP Measures".

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JRVR Announces Third Quarter Results

November 7, 2018

RECONCILIATION OF NON-GAAP MEASURES

Underwriting Profit

The following table reconciles the underwriting profit (loss) by individual operating segment and for the entire Company to consolidated income before taxes. We believe that these measures are useful to investors in evaluating the performance of our Company and its operating segments because our objective is to consistently earn underwriting profits. We evaluate the performance of our operating segments and allocate resources based primarily on underwriting profit of operating segments. Our definition of underwriting profit of operating segments and underwriting profit may not be comparable to that of other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(in thousands)
Underwriting profit (loss) of the operating segments:
Excess and Surplus Lines	$11,302	$9,946	$32,718	$30,475
Specialty Admitted Insurance	1,769	851	4,380	2,246
Casualty Reinsurance	1,576	(2,933)	5,049	(3,863)
Total underwriting profit of operating segments	14,647	7,864	42,147	28,858
Other operating expenses of the Corporate and Other segment	(6,526)	(6,507)	(21,264)	(19,063)
Underwriting profit (a)	8,121	1,357	20,883	9,795
Net investment income	16,410	14,880	45,801	45,327
Net realized and unrealized gains (losses) on investments (b)	467	(171)	(407)	1,183
Other income and expenses	258	(24)	366	(81)
Interest expense	(2,991)	(2,304)	(8,459)	(6,651)
Amortization of intangible assets	(149)	(149)	(447)	(447)
Consolidated income before taxes	$22,116	$13,589	$57,737	$49,126

(a)    Included in underwriting results for the three months ended September 30, 2018 and 2017 is fee income of $6.8 million and $7.0 million, respectively, and $22.4 million and $19.8 million for the respective nine month periods.

(b)    2018 includes net realized gains of $494,000 and net realized losses of $695,000 for the change in net unrealized gains on equity securities in the three and nine months ended September 30, 2018, respectively, in accordance with the Company's adoption of ASU 2016-01 effective January 1, 2018.

Adjusted Net Operating Income

We define adjusted net operating income as net income excluding net realized and unrealized gains (losses) on investments (net realized investment gains (losses) and the change in unrealized gains (losses) on equity securities per the adoption of ASU 2016-01), as well as non-operating expenses including those that relate to due diligence costs for various merger and acquisition activities, professional fees related to the filing of registration statements for the sale of our securities, costs associated with former employees and interest and other expenses on a leased building that we are deemed to own for accounting purposes. We use adjusted net operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Adjusted net operating income should not be viewed as a substitute for net income calculated in accordance with GAAP, and our definition of adjusted net operating income may not be comparable to that of other companies.

Our income before taxes and net income for the three and nine months ended September 30, 2018 and 2017, respectively, reconciles to our adjusted net operating income as follows:

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JRVR Announces Third Quarter Results

November 7, 2018

	Three Months Ended September 30,
	2018		2017
	Income Before Taxes	Net Income	Income Before Taxes	Net Income
	(in thousands)
Income as reported	$22,116	$19,581	$13,589	$10,351
Net realized and unrealized (gains) losses on investments (a)	(467)	(397)	171	82
Other expenses	(131)	(101)	119	93
Interest expense on leased building the Company is deemed to own for accounting purposes	404	319	315	205
Adjusted net operating income	$21,922	$19,402	$14,194	$10,731

	Nine Months Ended September 30,
	2018		2017
	Income Before Taxes	Net Income	Income Before Taxes	Net Income
	(in thousands)
Income as reported	$57,737	$52,198	$49,126	$43,342
Net realized and unrealized losses (gains) on investments (a)	407	366	(1,183)	(1,000)
Other expenses	(34)	45	351	361
Interest expense on leased building the Company is deemed to own for accounting purposes	1,179	931	940	611
Adjusted net operating income	$59,289	$53,540	$49,234	$43,314

(a)    2018 includes net realized gains of $494,000 and net realized losses of $695,000 for the change in net unrealized gains on equity securities in the three and nine months ended September 30, 2018, respectively, in accordance with the Company's adoption of ASU 2016-01 effective January 1, 2018.

Tangible Equity (per Share) and Pre-Dividend Tangible Equity (per Share)

We define tangible equity as shareholders’ equity less goodwill and intangible assets (net of amortization). Our definition of tangible equity may not be comparable to that of other companies, and it should not be viewed as a substitute for shareholders’ equity calculated in accordance with GAAP. We use tangible equity internally to evaluate the strength of our balance sheet and to compare returns relative to this measure. The following table reconciles shareholders’ equity to tangible equity for September 30, 2018, December 31, 2017, and September 30, 2017 and reconciles tangible equity to tangible equity before dividends for September 30, 2018.

	September 30, 2018		December 31, 2017		September 30, 2017
($ in thousands, except for share data)	Equity	Equity per share	Equity	Equity per share	Equity	Equity per share
Shareholders' equity	$697,408	$23.29	$694,699	$23.39	$720,969	$24.37
Goodwill and intangible assets	219,718	7.34	220,165	7.41	220,315	7.45
Tangible equity	$477,690	$15.95	$474,534	$15.98	$500,654	$16.92
Dividends to shareholders for the nine months ended September 30, 2018	27,189	0.90
Pre-dividend tangible equity	$504,879	$16.85

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